Exhibit 99.3

For Information: Scott Lamb
Telephone: (713) 332-4751	November 16, 2004

KAISER ALUMINUM SUBSIDIARIES FILE PLAN FOR DISTRIBUTION OF PROCEEDS ONCE QAL SALE COMPLETED

     HOUSTON, Texas, November 16, 2004 — Kaiser Aluminum announced that two of its subsidiaries, Kaiser Alumina Australia Corporation (KAAC) and Kaiser Finance Corporation (KFC), have filed a joint plan of liquidation and related disclosure statement in the U.S. Bankruptcy Court for the District of Delaware. The joint plan as filed has been approved by the KAAC and KFC boards of directors and by the Unsecured Creditors’ Committee.

     KAAC is a wholly owned subsidiary of Kaiser Aluminum & Chemical Corporation (KACC). Through KAAC, KACC owns a 20% interest in Queensland Alumina Limited (QAL), which operates an alumina refinery located in Australia. As previously announced, KACC and KAAC have entered into an agreement with Rusal to sell their interests in and related to QAL, subject to certain approvals and closing conditions. The company expects to close the QAL transaction in the first quarter of 2005.

     KFC is a wholly owned subsidiary of KAAC. Its primary assets are intercompany loans to KACC and certain of KACC’s other subsidiaries.

     Under the proposed plan of liquidation filed by KAAC and KFC, the assets of those entities — which will consist primarily of the net proceeds to be received by KAAC in connection with the sale of its interests in QAL and claims KFC has against KACC that would entitle KFC to distributions under any KACC plan of reorganization — would be transferred to a liquidation trust, whereupon KAAC and KFC would be dissolved. The liquidating trustee would then make distributions to the creditors of KAAC and KFC in accordance with the plan.

     As indicated in the disclosure statement, it is currently anticipated that KAAC will have approximately $396.0 million of cash available for distribution to creditors when the plan becomes effective. Of the cash available for distribution, approximately $40.0 million is expected to be retained, subject to certain terms and conditions, in a cash collateral account securing Kaiser’s debtor in possession (DIP) financing until such financing is terminated. As indicated in the disclosure statement, all or a substantial portion of that $40.0 million is expected to be transferred subsequently to a similar account maintained by KACC in satisfaction of certain obligations under the proposed Intercompany Settlement Agreement (ISA).

     The plan and disclosure statement filed by KAAC and KFC outline the specific treatment and potential recoveries of KAAC and KFC creditors, as well as the substantial uncertainties relating to such recoveries. The disclosure statement indicates that, assuming the holders of the 12-3/4% Senior Subordinated Notes accept the plan and after payment of priority claims and trust expenses and payment of amounts owing under the ISA, KAAC anticipates ultimately distributing cash as follows (in millions):

•	KACC’s 9-7/8% and 10-7/8% Senior Notes:	$211.1 to $228.3

•	Pension Benefit Guaranty Corporation:	$106.4 to $111.2

•	KACC's 12-3/4% Senior Subordinated Notes:	$8.0

     The foregoing estimates reflect payment of priority claims and trust expenses of approximately $22.0 million to $26.0 million and net payments from KAAC to KACC under the ISA of between $26.5 million and $37.5 million. The estimates do not reflect any amounts for the payment of Australian taxes because KAAC does not believe that the sale of its interests in QAL will result in a taxable gain under Australian tax law. However, no assurance can be provided that actual allowed tax and other priority claim amounts or the actual amount of distributions of cash will not differ, perhaps materially, from the foregoing estimates.

     The $8.0 million payment to be made for the benefit of holders of KACC’s 12-3/4% Senior Subordinated Notes will be made if, and only if, such holders approve the plan. In addition, the plan provides that the Bankruptcy Court will determine the amount, if any, to be paid in respect of the Parish of St. James, State of Louisiana, Solid Waste Disposal Revenue Bonds. Any amounts paid in respect of the 12-3/4% Senior Subordinated Notes and the

Revenue Bonds will be paid from amounts that otherwise would be distributed to holders of the 9-7/8% Senior Notes and the 10-7/8% Senior Notes.

     As described in the disclosure statement, the plan and disclosure statement will be subject to approval by the Bankruptcy Court, and the plan will be subject to a vote by certain creditors. The company anticipates that some creditors may challenge the proposed plan. The effectiveness of the plan is expressly conditioned on Bankruptcy Court approval of the ISA and the closing of the sale of KAAC’s interests in QAL. This disclosure is not intended to be, nor should it be construed to be, a solicitation for a vote on the plan.

     Copies of the plan and disclosure statement will be posted in the “Restructuring” section of Kaiser Aluminum’s web site at www.kaiseral.com.

     The plan filed relates exclusively to KAAC and KFC and will have no impact on the normal, ongoing operation of Kaiser Aluminum’s fabricated aluminum products business or other operations.

     Kaiser Aluminum (OTCBB: KLUCQ) is a leading producer of fabricated aluminum products and owns interests in alumina and primary aluminum assets.

F-1005

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to: approval of the plan and disclosure statement of KAAC and KFC and the ISA by the United States Bankruptcy Court for the District of Delaware; the vote on the plan by creditors of KAAC and KFC (including the acceptance of the plan by holders of the 12-3/4% Senior Subordinated Notes); the amount of cash ultimately available to KAAC and KFC; the ultimate release of cash of KAAC and KFC retained to secure Kaiser’s DIP financing and the amount of such cash so retained that is used to satisfy obligations under the ISA; the actual amount of priority claims of KAAC (including any claims by the ATO) and KFC and expenses of the liquidation trust; the actual amount of other allowed general unsecured claims, if any; and the ultimate terms of any plan of reorganization of KACC. As a result, no assurance can be given as to whether or when the plan of KAAC and KFC will become effective or, if and when it does become effective, as to the actual amounts that will ultimately be distributed thereunder to holders of KACC’s 9-7/8% and 10-7/8% Senior Notes, the Pension Benefit Guaranty Corporation, and holders of KACC’s 12-3/4% Senior Subordinated Notes.

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